Exhibit 99.1
Matrixx Initiatives, Inc. Reports Second-Quarter Net Income Increased 29% to a Record $8.2 Million,
or $0.86 Earnings Per Share, and Net Sales Increased 18% to $33.6 Million
Year-to-Date Net Sales Increased 13% to $42.1 Million
SCOTTSDALE , AZ October 22, 2008; Matrixx Initiatives, Inc. (Nasdaq: MTXX), a healthcare company that develops and markets over-the-counter products that provide consumers with “Better Ways to Get Better®,” today announced financial results for its fiscal 2009 second quarter and six months ended September 30, 2008. Second quarter revenue increased 18% to $33.6 million compared to $28.6 million for the comparable quarter in the prior year. The Company reported an increase of 29% in net income for the quarter to $8.2 million, or $0.86 per diluted share, compared to net income of $6.4 million, or $0.63 per diluted share, for the quarter ended September 30, 2007.
For the six months ended September 30, 2008, the Company reported net sales of $42.1 million, compared to net sales of $37.1 million for the comparable six month period in the prior year. For the six months ended September 30, 2008, the Company reported net income of $6.0 million, or $0.62 per diluted share, versus $5.3 million, or $0.53 per diluted share earned for the six months ended September 30, 2007.
Bill Hemelt, Acting President and Chief Operating Officer, said, “We are pleased to report increased sales and income for the second quarter of fiscal 2009. Our growth has historically been from Zicam brand growth and the introduction of new and enhanced Zicam products. This year was no exception. During the recently completed quarter we began shipping five new Zicam products (Cold Remedy RapidMelts® + Vitamin C and Echinacea, Allergy Swabs, Cold Sore Swabs, and Z-ssentials™ Orange and Lemon-Lime). The Company also achieved a new milestone and expanded across the US border by introducing four Zicam products in the Canadian market (Cold Remedy Oral Mist, Cold Remedy RapidMelts, Cold Remedy RapidMelts + Vitamin C, and Allergy Relief Nasal Gel). International sales totaled $674,000 of second quarter revenue and $127,000 of net income. We anticipate introducing several additional Zicam products (Congestion Relief, Sinus Relief, and Multi-Symptom) in Canada during the current quarter ending December 31.”
Mr. Hemelt continued, “We are now focused on executing our marketing campaign for the upcoming cold season. The Rhino campaign will be expanded to include television advertising, off-shelf display support, lifestyle placement at resorts and on airlines, as well as a ‘Save the Rhino not the Rhinovirus’ promotion with noted zoologist, Jack Hanna. We expect the marketing campaign will increase awareness and consumption of Zicam products by consumers who can’t afford to be sick. Increasing consumption and growing our market share continues to be important and for the 12 weeks ended October 5, 2008, retail unit sales (three-outlet syndicated scanner data, not including Wal-Mart) of Zicam products increased approximately 7%, while the total cough/cold category declined approximately 4% compared to the prior year.”
According to Mr. Hemelt, “The results for the quarter ended September 30, 2008 reflect the strength of the business. The Company achieved its highest ever quarterly earnings with net income of $8.2 million, which is net of an additional $900,000 of product recall related charges, associated with the previously announced recall from one of our third-party manufacturers. The increased recall-related charges were due to higher than originally anticipated product returns related to the recall coupled with higher freight and fees from retailers. We believe the current reserve will be sufficient to cover the remaining cost of the recall. The total recall cost expensed in the six months ended September 30, 2008 has been $1.9 million.”
“Average gross margin was 69% for the quarter ended September 30, 2008, or 3% points higher than the 66% average gross margin realized in the quarter ended September 30, 2007. Higher gross margin was primarily due to the sales mix of products sold and to a lesser degree the price increase on Cold Remedy and Allergy/Sinus products that became effective during the quarter.”
Mr. Hemelt continued, “We continue to vigorously defend our remaining product liability cases, which declined to a new low level in the quarter. However, activity in some of those cases drove our defense costs in the quarter to $753,000 which is at the top end of our previous guidance of $500- $750,000 per quarter. Our cost in the quarter ended September 30, 2007 was $421,000 (net of $200,000 in insurance reimbursements).”
“Additionally, the strength of our balance sheet continued to improve. We ended the quarter with $19.7 million in cash, compared to $9.8 million at September 30, 2007, and no debt. Our accounts receivable balance increased due to the higher sales in the quarter, which we expect to convert into cash during the current quarter. The Company continued to use cash to repurchase 89,504 shares and during the quarter ended September 30, 2008. Since October 1, 2007, the Company has repurchased approximately 732,000 shares of its common stock on the open market which has reduced the number of shares outstanding and increased earnings per share. ”
Barring unforeseen changes in the cold season or economic environment, the Company continues to anticipate fiscal 2009 revenue increasing 5% to 10% above the $101 million achieved in fiscal 2008. The Company also expects net income to increase 20% to 30% above the $10.4 million earned in fiscal 2008.
There will be a teleconference Friday, October 24, 2008 at 11:00 a.m. EDT to discuss the fiscal second quarter financial results. To access the teleconference, please call (877) 681-3374 (domestic) or (719) 325-4942 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on Events & Presentations. A replay of the call will be available at (888) 203-1112 (domestic) or (719) 457-0820 (international), replay number 9634397 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.

Second Quarter Fiscal 2009 Consolidated Financial Results (Unaudited)

	Three months	Three months	Six months	Six months
	ended Sept 30,	ended Sept 30,	ended Sept 30,	ended Sept 30,
($000s)	2008	2007	2008	2007
Net Sales	$33,632	$28,575	$42,140	$37,149
Cost of Sales	10,379	9,576	13,573	12,412

Gross Profit	23,253	18,999	28,567	24,737
Operating Expenses	8,837	7,831	17,299	14,087
Research and Development	1,143	995	1,754	2,448

Income from Operations	13,273	10,173	9,514	8,202
Total Other Income	85	145	192	392

Net Income Before Tax	13,358	10,318	9,706	8,594
Income Tax Expense	5,116	3,909	3,730	3,247

Net Income	$8,242	$6,409	$5,976	$5,347

Net Income per Diluted Share	$0.85	$0.63	$0.61	$0.53
Average Shares Outstanding (mil)	9.7	10.2	9.7	10.1
Selected Balance Sheet Information

	Sept. 30, 2008		Sept. 30, 2007
($000s)	(Unaudited)	March 31, 2008	(Unaudited)
Cash and Marketable Securities	$19,724	$27,933	$9,778
Accounts Receivable — Trade	$29,971	$12,052	$24,072
Inventory	$12,210	$11,530	$20,247
Total Assets	$89,779	$78,149	$81,605
Current Liabilities	$17,771	$10,574	$13,482
Working Capital	$50,015	$44,612	$45,504
Total Debt	$0	$0	$0
Shareholders’ Equity	$69,992	$65,552	$66,897
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® and Nasal Comfort™ products in the cough and cold category, and Xcid™ antacid in the digestive health category. Zicam Canada, Inc., a wholly-owned subsidiary of Zicam, LLC markets and sells select Zicam products in Canada. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Swabs™; Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Extreme Congestion Relief; Zicam Sinus Relief; as well as Zicam Cough products and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Acting President and Chief Operating Officer, 602-385-8888, or Bill Barba, Treasurer, at 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our revenue and net income expectations for the fiscal year ending March 31, 2009; (ii) our expectations regarding the costs of the product recall; (iii) our expectations regarding sales in Canada and the introduction of several additional Zicam products in Canada during the fiscal third quarter; (iv) our expectations regarding product liability defense costs; (v) our expectations regarding new products; and (vi) our expectations regarding marketing programs. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability litigation; (f) regulatory issues or public relations challenges; (g) the possibility of delays or other difficulties in selling our products in Canada or in implementing new product improvements and introducing to the marketplace new products and brands; (h) and the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes or the voluntary product recall, may exceed expected amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on June 13, 2008, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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